UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
      The following unaudited pro forma condensed combined financial information gives effect to the Conwood transactions as if they had been completed on January 1, 2005.
      This unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements of RAI and the Conwood companies included or incorporated by reference in this document.
      This unaudited pro forma condensed combined financial information has been prepared using the purchase method of accounting for business combinations and is based upon the historical financial statements of RAI, which have been prepared in accordance with Regulation S-X promulgated by the SEC, and the historical audited combined financial statements of the Conwood companies, which have been prepared in accordance with GAAP as those principles apply to a private company. Therefore, this pro forma condensed combined information is not prepared in accordance with Regulation S-X. The pro forma financial information is based on certain assumptions and adjustments as discussed in the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements, including assumptions relating to the allocation of the consideration paid in connection with the acquisition, based on preliminary estimates of the fair value of the assets and liabilities of the Conwood companies. The final determination of the fair market value of the assets acquired and liabilities assumed and the final allocation of the consideration will be finalized when all information is received, but not later than one year from the date of the completion of the Conwood transactions, and will be reflected in SEC filings for periods presented after the completion of the Conwood transactions.
      The adjustments in this unaudited pro forma condensed combined financial information reflect adjustments necessary to account for the Conwood transactions, including the application of the purchase method of accounting, as described herein.
      This unaudited pro forma condensed combined financial information does not reflect operating efficiencies, if any, that may result from the completion of the Conwood acquisition and does not include any transition costs. Therefore, this unaudited pro forma condensed combined financial information is not necessarily indicative of results of operations or financial position that would have been achieved if the businesses had been combined as of January 1, 2005, or the results of operations or financial position that RAI will experience after the Conwood transactions are completed. In addition, the preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for the purpose of developing this unaudited pro forma condensed combined financial information. Actual results could differ materially from these estimates and assumptions.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(In millions)

	December 31, 2005

	Historical	Historical	Pro Forma		Pro Forma
	RAI	Conwood	Adjustments		Combined

Assets
Current assets:
Cash and cash equivalents	$1,333	$112	$3,200	(A)
			(112	)(B)
			(3,500	)(A)
			(75	)(C)	$958
Short-term investments	1,373	—	—		1,373
Accounts receivable, net	99	8	—		107
Accounts receivable, related party	67	—	—		67
Inventories	1,066	143	—		1,209
Deferred income taxes	865	—	—		865
Other current assets	262	4	—		266

Total current assets	5,065	267	(487)		4,845
Property, plant and equipment, net	1,053	30	—		1,083
Trademarks, net	2,188	—	—		2,188
Contract-based manufacturing intangibles, net	129	—	—		129
Technology-based intangibles, net	2	—	—		2
Distribution intangibles	51	—	—		51
Other intangibles	44	51	(51	)(D)	44
Goodwill, net	5,672	16	(16	)(D)
			20	(C)
			3,402	(E)	9,094
Long-term deferred income taxes		1	(1	)(D)
			20	(E)	20
Other assets and deferred charges	315	1	55	(C)	365
			(6	)(G)

	$14,519	$366	$2,936		$17,821

Liabilities and stockholders’ equity
Current liabilities:
Tobacco settlement and related accruals	$2,254	$—	$—		$2,254
Accrued liabilities and other	1,605	61	(23	)(B)	1,656
			13	(I)
Due to related party	31	—	—		31
Current maturities of long-term debt	190	—	—		190
Deferred revenue, related party	69	—	—		69

Total current liabilities	4,149	61	(10)		4,200
Long-term debt (less current maturities)	1,558	—	3,200	(A)	4,758
Long-term deferred income taxes	639	—	—		639
Long-term retirement benefits	1,374	33	(33	)(E)
			48	(E)	1,422
Other noncurrent liabilities	246	3	—		249
Members’ capital	—	269	(269	)(D)	—
Total stockholders’ equity	6,553	—	—		6,553

	$14,519	$366	$2,936		$17,821

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
(In millions)

	Twelve Months Ended December 31, 2005

	Historical	Historical	Pro Forma		Pro Forma
	RAI	Conwood	Adjustments		Combined

Net sales	$8,256	$453	$—		$8,709
Costs and expenses:
Costs of products sold	4,919	95	—		5,014
Selling, general and administrative expenses	1,611	103	—		1,714
Amortization expense	41	7	(7	)(F)	41
Loss on sale of assets	24	—	—		24
Restructuring and impairment charges	2	—	—		2
Goodwill and trademark impairment charges	200	—	—		200

Operating income	1,459	248	7		1,714
Interest and debt expense	113	—	6	(G)
			228	(G)	347
Interest income	(85)	(5)	5	(F)
			12	(H)	(73)
Other (income) expense, net	15	—	—		15

Income from continuing operations before tax	1,416	253	(244)		1,425
Provision for income taxes	431	6	(6	)(F)
			99	(I)
			(86	)(I)	444

Income from continuing operations	985	247	(251)		981

Gain from discontinued operations	2	—	—		2

Income before extraordinary item	987	247	(251)		983
Extraordinary item — gain on acquisition	55	—	—		55

Net income	$1,042	$247	$(251)		$1,038

Note A — Proceeds from Debt Issuance
      RAI plans to raise $3.2 billion of additional debt and will use the proceeds from the net debt issuance, along with $300 million in cash, to fund the Conwood acquisition.
Note B — Excluded Conwood Assets and Liabilities
      Pursuant to the terms of the acquisition agreement, Conwood’s cash balance as of the date of completion of the agreement and all pre-acquisition accrued taxes are excluded.
Note C — Transaction Fees and Expenses
      Adjustment reflects $55 million of estimated fees and expenses relating to the new debt acquired and $20 million of estimated investment banking and legal fees directly relating to the Conwood acquisition.
Note D — Elimination of Historical Conwood Intangible Assets and Deferred Tax
      Under the purchase method of accounting, the historical book value of goodwill, other intangibles and deferred taxes will be eliminated upon the completion of the Conwood acquisition and the other acquired assets and assumed liabilities and unrecorded intangibles will be reevaluated. Deferred taxes will then be established based upon the difference between the recorded bases of assets and liabilities and their tax bases. Any purchase price in excess of the recorded fair value of identified assets and liabilities, net of related deferred taxes, will be ascribed to goodwill. The $269 million elimination set forth on the unaudited pro forma condensed combined balance sheet reflects Conwood’s historical remaining Members’ capital.
Note E — Preliminary Consideration Allocation and Related Adjustments
      Under the purchase method of accounting, RAI will allocate the consideration paid for the Conwood acquisition to the assets and liabilities of Conwood. The unaudited pro forma condensed combined financial information assumes that the historical values of Conwood’s current assets, current liabilities and property, plant and equipment approximate fair value pending forthcoming appraisals and other financial information. The pension and postretirement obligations reflect the fair value determination as of December 31, 2005. The pro forma adjustment to deferred tax assets represents the difference between pro forma fair value of liabilities assumed, primarily pension and postretirement obligations, and their estimated historical carryover tax basis using the expected rate of 39.0%. The allocation of consideration to acquired intangible assets is subject to the outcome of the determination of fair value after the completion of the Conwood acquisition transactions. The residual amount of the consideration for purposes of the pro forma financial information has been allocated to goodwill. The actual amounts recorded when the Conwood transactions are completed may differ materially from the pro forma amounts presented herein.
Note F — Elimination of Historical Conwood Items
      Pro forma adjustments include the elimination of Conwood’s historical amortization expense due to applying the purchase method of accounting for the Conwood transactions, Conwood’s historical interest income due to the exclusion of the historical cash balances, and Conwood’s historical provision for income taxes due to the application of the new expected effective rate.
Note G — Increase in Interest and Debt Expense
      Interest expense increased by $228 million based on the assumed $3.2 billion of additional debt, including amortization of $55 million of prepaid debt fees over an estimated ten years.
Note H — Reduction in Interest Income due to Acquisition
      Interest income has been reduced by $12 million to reflect an average cash balance reduced by $375 million, which is the amount of cash to be used in connection with the Conwood acquisition.
Note I — Income Taxes
      The pro forma adjustment to provision for income taxes of $99 million represents the application of the expected effective rate of 39.0% to the Conwood historical earnings and pro forma adjustments. The pro forma adjustment to benefit from income taxes of $86 million represents the application of the RAI expected effective rate of 35.0% to the additional $234 million interest and debt expense and to the $12 million interest income adjustment. Pursuant to the terms of the Conwood acquisition, accrued taxes are excluded from the Conwood acquisition.